Exhibit 10.3
FIRST AMENDMENT TO CONTRACT CASH SOLUTIONS AGREEMENT

THIS FIRST AMENDMENT TO CONTRACT CASH SOLUTIONS AGREEMENT (this "Amendment"), dated and effective as of February 28, 2009, is made and entered into among CARDTRONICS USA, INC. (formerly named Cardtronics, LP) and CARDTRONICS, INC. (the "Clients") and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo").

R E C I T A L S:

A.           Clients and Wells Fargo entered into a Contract Cash Solutions Agreement, dated as of July 20, 2007 (as modified or amended from time to time, the "Agreement").

B.           Pursuant to the Agreement, Wells Fargo has agreed to provide to Clients Cash, not to exceed the Maximum Available Amount, for use in the Covered Machines.

C.           Clients have requested that Wells Fargo provide additional Cash during certain holiday periods and clarify that Covered Machines need not be at 7-Eleven locations.

D.           Subject to and on the terms and conditions of this Amendment, Wells Fargo is willing to increase the Maximum Available Amount to $450,000,000 during certain holiday periods and to clarify where Covered Machines may be located.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows, intending to be legally bound:

ARTICLE I

Definitions

Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Agreement.

ARTICLE II

Amendments

Section 2.1   Covered Machine Locations.  Recital 3 is amended by adding the following sentence to the end thereof:

"For the avoidance of doubt, Covered Machines added pursuant to Section I.D. need not be at 7-Eleven locations."

Section 2.2   Maximum Available Amount.  Section II.C. is amended and restated in its entirety to read as follows:

"Maximum Amount of Cash to be Supplied.  Notwithstanding anything in this Agreement to the contrary, the aggregate total of Cash to be provided by Wells Fargo under this Agreement shall at no time during the term hereof exceed (1) $450,000,000 (A) between December 23 of a year and January 3 of the following year, (B) between January 15 and March 31 of each year (the "Tax Season"), (C) between the two days preceding and the two days following the last Monday in May of each year, (D) between July 2 and July 6 of each year, (E) between the two days preceding and the two days following the first Monday in September of each year,  (F) between November 9 and November 13 of each year, and (G) between the two days preceding and the two days following the fourth Thursday of November of each year, and (2) $375,000,000 at all other times, which amounts in clauses (A) thru (G) above include the sum of (x) all Cash with Armored Carriers, (y) Cash in Covered Machines, and (z) all payments owed by Servicers, including any amount to be reimbursed by way of credit to the Settlement Accounts in immediately available funds, net of all adjustments, chargebacks, representations and other corrections to all transactions under the Servicing Agreements (the "Maximum Available Amount").  At no time other than Tax Season shall Cash inside any Covered Machine exceed $160,000.  During Tax Season, at no time shall Cash inside any Covered Machine exceed $300,000."

Section 2.3   Changes of Address.  Wells Fargo acknowledges receipt of a change of  address for Clients, and Clients and Wells Fargo agree that (i) the attention line for Wells Fargo is changed from “Jeffrey O. Rose” to “John Kalina” and (ii) to delete the address and fax number for Clients found in XIV.E. of the Agreement and substitute therefore the following:

Cardtronics USA, Inc.
3250 Briarpark Drive, Suite 400
Houston, TX 77042
Attention: Michael H. Clinard
Fax: (832) 308-4001

The Parties also confirm that no separate notice to LP shall be required under the Agreement or in connection therewith.

ARTICLE III

Conditions Precedent

The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)   Clients and Wells Fargo shall have executed and delivered this Amendment; and

(b)   Clients shall have provided to Wells Fargo such other and further documents and instruments, if any, as Wells Fargo may reasonably request.

ARTICLE IV

Representations and Warranties; Acknowledgments

Each of the parties represents and warrants to the others that (i) the execution, delivery and performance of this Amendment has been duly authorized by all requisite action on its part; and (ii) it is in compliance with the terms and agreement contained in the Agreement applicable to it.

ARTICLE V

General Provisions

Section 5.1   Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 5.2   Facsimile Signatures.  Delivery by fax of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

Section 5.3   Section Headings.  The section headings in this Amendment are for purposes of reference only and shall not limit or effect any of the terms hereof.

Section 5.4   Costs and Expenses.  Clients, jointly and severally, agree to reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with preparation, negotiation and delivery of this Amendment, including, without limitation, all the reasonable fees and disbursements of Wells Fargo's legal counsel.

Section 5.5   Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of parties hereto and their respective successors and assigns, subject, however, to the requirements of Section XIV.D. of the Agreement.

Section 5.6   Governing Law.  The Governing Law shall govern this Amendment and the interpretation thereof.

Section 5.7   Entire Agreement; Modification.  This Amendment constitutes the entire agreement between Wells Fargo and Clients relating to the subject matter hereof and may not be changed orally, but only by written instrument signed by both parties.  There are no restrictions, promises, warranties, covenants, or undertakings relating to the subject matter of this Amendment other than those expressly set forth or referred-to herein.  Nothing in this Amendment alters or impairs the Agreement except for the amendments specifically provided herein.

[Balance of Page Intentionally Left Blank.  Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed on its behalf by the duly authorized officers as of the date and year first written above.

CARDTRONICS USA, INC.	WELLS FARGO BANK , NATIONAL ASSOCIATION

By: /s/ Michael H. Clinard	By: /s/ John Kallina
Name: Michael H. Clinard Title: President, Global Services	John Kallina Vice President